Exhibit 24(b)(8.33)

SELLING AND SERVICES AGREEMENT AND FUND PARTICIPATION AGREEMENT

     THIS AGREEMENT is made and entered into as of this 19th day of March, 2010 by and between ING Life Insurance and Annuity Company (“ING Life”), ING Institutional Plan Services, LLC (“ING Institutional”), ING Financial Advisers, LLC (“ING Financial”), Aston Asset Management, LLC. (“Advisor”), Aston Funds (the “Trust”), and PFPC Distributors, Inc. (“Distributor”),. ING Life, ING Institutional and ING Financial are collectively referred to herein as “ING”. Advisor and the Trust may be collectively referred to herein as “Aston”. ING Life, ING Institutional, ING Financial, Advisor, Trust, and Distributor may be referred to herein individually as a “Party” or collectively as the “Parties.”

     WHEREAS, Trust is no-load open-end management investment company duly registered under the Investment Company Act of 1940, as amended from time to time (the “1940 Act”) which offers units of beneficial interests in separate investment series and classes thereof (each a “Fund” and collectively, the “Funds”); and

     WHEREAS, Advisor is the investment advisor to the Funds and a registered investment advisor under the Investment Advisers Act of 1940, as amended from time to time (“the Act”); and

     WHEREAS, each Fund is a series of the Trust, which was formed as a Delaware statutory trust on September 10, 1993; and

WHEREAS, Distributor acts as principal underwriter for the Funds; and

     WHEREAS, ING Life is an insurance company that issues annuity contracts to, and/or provides various recordkeeping and other administrative services to, certain plans under Sections 401, 403(b), 457 or 408 of the Internal Revenue Code of 1986, as amended (“Tax Code”), certain nonqualified deferred compensation arrangements, and custodial accounts under Section 403(b)(7) or 408 of the Tax Code (collectively, “Plans”); and

     WHEREAS, ING Institutional is a limited liability company that provides various recordkeeping and other administrative services to certain Plans; and

     WHEREAS, such Plans may invest in the Funds directly, or alternatively, certain of such Plans may invest in the Funds indirectly through annuity contracts and funding agreements issued by ING Life (the “Contracts”); and

     WHEREAS, ING Life has established and may establish in the future separate accounts for all of its annuity contracts and funding agreements (the “Separate Accounts”) to serve as an investment vehicle for the Contracts; and

WHEREAS, ING Life will provide various administrative and shareholder services in connection with the investment by the Plans in the Funds or in the Contracts, and ING Institutional will provide various administrative and shareholder services in connection with the investment by the Plans in the
Funds; and

WHEREAS, ING Financial will distribute to Plans shares of the Funds or units of the Separate
Accounts that may in turn invest in the Funds;

NOW, THEREFORE, it is agreed as follows:

1. Investment of Plan Assets.

(a) With respect to Plans that invest in the Funds directly, ING Financial represents that it is authorized under the Plans to implement the investment of Plan assets in the name of an appropriately designated nominee of each Plan (“Nominee”) in shares of investment companies or other investment vehicles specified by a sponsor, an investment adviser, an administrative committee, or other fiduciary as designated by a Plan (“Plan Representative”) upon the direction of a Plan participant or beneficiary
(“Participant”). The Parties acknowledge and agree that selections of particular investment companies or other investment vehicles are made by Plan Representatives or Participants, who may change their respective selections from time to time in accordance with the terms of the Plan. As of the date of this
Agreement, the Parties acknowledge that the Nominee shall be ING National Trust, an ING affiliate.

(b) With respect to Plans that invest in the Funds indirectly through the Contracts, ING Life represents that each of the Separate Accounts is a separate account under Connecticut Insurance law and that it has registered or will register each of the Separate Accounts (except for such Accounts for which no such registration is required) as a unit investment trust under the Investment Company Act of 1940
(the “1940 Act”), to serve as an investment vehicle for the Contracts. Each Contract provides for the allocation of net amounts received by ING Life to a Separate Account for investment in the shares of one or more specified open-end management investment companies available through that Separate
Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time are made by the contract owner or Participant, as applicable under a particular Contract.

2. Omnibus Account.

The Parties agree that, with respect to each Fund, up to three omnibus accounts may be maintained
(the “Account” or collectively, the “Accounts”) on the books and records of the Fund. For Plan assets directed for investment directly in the Fund, one Account held in the name of the Nominee may be maintained in connection with Plans for which ING Life shall provide various recordkeeping and other administrative services, and a second Account held in the name of the Nominee may be maintained in connection with Plans for which ING Institutional shall provide various recordkeeping and other administrative services. Alternatively, one Account held in the name of the Nominee may be maintained in connection with Plans for which both ING Life and ING Institutional shall provide such recordkeeping and administrative services. An additional Account held in the name of ING Life shall be maintained for those Plan assets directed for investment in the Fund through the Contracts. ING
Institutional, as service agent for Plans, or ING Life, as service agent for Plans or issuer of the Contracts,

shall facilitate purchase and sale transactions with respect to the Accounts in accordance with the Agreement.

3.	Services to be Performed by ING.

     ING may be responsible for performing shareholder account servicing functions, which shall include without limitation:

(a)	making the funds available under the Contracts or other arrangements offered by ING;
(b)

assisting in processing customer purchase and redemption requests in accordance with the terms and conditions of the Funds’ prospectuses (“Prospectus”) and statements of additional information (“SAIs”);

(c)	answering customer inquiries regarding account status and history;
(d)	assisting customers in designating and changing dividend options, account designations and addresses;
(e)	adopting and maintaining appropriate security measures for identifying customers;
(f)

providing periodic statements showing a customer’s account balances and, to the extent practicable, integration of such information with other customer transactions otherwise effected with or through the ING;

(g)

furnishing (either separately or on an integrated basis with other reports sent to a customer by ING) statements and confirmations of all purchases and redemption requests as may be required by agreement between ING and the customers;

(h)

processing customer purchase and redemption requests for shares and placing purchase and redemption instructions with the Funds’ transfer agent, including any designee thereof, (“Transfer Agent”) in the manner described in Section 4 hereof;

(i)	providing subaccounting services and maintaining accurate subaccounting records regarding shares beneficially owned by customers;
(j)	updating customer records to reflect dividend payments;
(k)

transmitting proxy statements, annual and semi-annual reports, the Funds’ then current prospectuses (in each case, the “Prospectus”) and other communications from the Funds to customers as may be required by law and by agreement between ING and the customers; and

(l)	providing such other related services upon which Aston, Distributor and ING may mutually agree.

ING shall provide all personnel, facilities and equipment reasonably necessary in order for it to perform the functions described in this paragraph with respect to its Customers. ING shall exercise reasonable care in performing all such services.

4. Pricing Information, Orders, Settlement

(a) Trust will make shares available to be purchased by the Nominee or by ING Life, as applicable, on behalf of the Accounts, at the net asset value applicable to each order; provided, however, that the
Plans or the Separate Accounts meet the criteria for purchasing shares of the Funds at net asset value as described in the Funds’ prospectuses. Fund shares shall be purchased and redeemed on a net basis for such Plans or such Separate Accounts in such quantity and at such time determined by ING or the
Nominee to correspond with investment instructions received by ING from contract owners, Plan
Representatives or Participants, provided, however, that the Board of Trustees of the Fund (hereinafter the “Trustees”) may, refuse to sell shares of any Funds to any person, or suspend, or terminate the offering of any shares of Funds if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees, acting in good faith and in the best interests of the shareholders of the Fund shares and is acting in compliance with their fiduciary obligations under federal and/or any applicable state laws. The Trust will provide ING notice within a reasonable timeframe regarding such Trustees decision.

(b) Trust agrees to furnish or cause to be furnished to ING Financial for each Fund: (i) confirmed net asset value information as of the close of trading (normally 4:00 p.m., East Coast time) on the New
York Stock Exchange (“Close of Trading”) on each business day that the New York Stock Exchange is open for business (“Business Day”) or at such other time as the net asset value of a Fund is calculated as disclosed in the relevant then current prospectus(es) in a format that includes the Fund’s name and the change from the last calculated net asset value and (ii) dividend and capital gains information as it arises. Trust shall use its best efforts to provide or cause to be provided to ING Financial such information by 6:30 p.m., East Coast time, but no later than 7:00 p.m. East Coast Time. In the event the pricing information is not available by 7:00 p.m. East Coast Time, Trust will communicate to ING the anticipated delivery time for pricing.

(c) ING Financial, as agent for the Funds solely for the purposes expressed herein shall receive from contract owners, Plan Representatives or Participants for acceptance as of the Close of Trading on each Business Day orders for the purchase of shares of the Funds, exchange orders, and redemption requests and redemption directions with respect to shares of the Funds held by the Nominee or by ING
Life on behalf of its Separate Accounts (“Instructions”). In addition, ING Financial shall (i) transmit to
Trust such Instructions no later than 8:30 a.m., East Coast time on the next following Business Day, and
(ii) upon acceptance of any such Instructions, communicate such acceptance to the contract owners, Plan
Representatives or Plan Participants, as appropriate (“Confirmation”). The Business Day on which such
Instructions are received in proper form by ING Financial and time stamped by the Close of Trading will be the date as of which Fund shares shall be deemed purchased, exchanged, or redeemed as a result of such Instructions (“Trade Date”). Instructions received in proper form by ING Financial and time stamped after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. ING Financial agrees that all Instructions received by ING Financial, which will be transmitted to Trust for processing as of a particular Business Day, will have been received and time stamped prior to the Close of Trading on that Business Day.

     (d) ING Financial will wire payment, or arrange for payment to be wired, for such purchase orders, in immediately available funds, to a Fund custodial account or accounts designated by Trust’s Transfer Agent, as soon as possible, but in any event no later than 4:00 p.m., East Coast time on the Business Day after the Trade Date.

     (e) Trust’s Transfer Agent will wire payment, or arrange for payment to be wired, for redemption orders, in immediately available funds, to an account or accounts designated by ING Financial, as soon as possible, but in any event no later than 4:00 p.m. East Coast time on the Business Day after the Trade Date.

     (f) In lieu of applicable provisions set forth in paragraphs 4(c) through 4(e) above, the Parties may agree to execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation’s Fund/SERV System, in which case such activities will be governed by the provisions set forth in Exhibit I to this Agreement. In addition, the Parties may also provide pricing information in accordance with Exhibit I.

     (g) Upon Trust’s request, ING shall provide copies of historical records relating to transactions between the Funds and the contract owners, Plan Representatives or Participants investing in such Funds, written communications regarding the Funds to or from such persons, and other materials, in each case, as may reasonably be requested to enable Trust or any other designated entity, including without limitation, auditors, investment advisers, or transfer agents of the Funds to monitor and review the services being provided under this Agreement, or to comply with any request of a governmental body or self-regulatory organization or a shareholder. ING also agrees that ING will permit Trust, or any duly designated representative to have reasonable access to ING’s personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement.

     (h) ING Financial shall assume responsibility as herein described for any loss to Trust or to a Fund caused by a cancellation or correction made to an Instruction by a contract owner, Plan Representative or Participant subsequent to the date as of which such Instruction has been received by ING Financial and originally relayed to Trust, and ING Financial will immediately pay such loss to Distributor, Trust, or such Fund upon ING Financial’s receipt of written notification, with supporting data.

     (i) Trust shall indemnify and hold ING harmless, from the effective date of this Agreement, against any amount ING is required to pay to contract owners, Plans, Plan Representatives or Participants due to: (i) an incorrect calculation of a Fund’s daily net asset value, dividend rate, or capital gains distribution rate or (ii) incorrect or late reporting of the daily net asset value, dividend rate, or capital gain distribution rate of a Fund, upon written notification by ING, with supporting data, to Trust. In addition, the Fund shall be liable to ING for actual out of pocket costs incurred by ING in making a contract owner’s, a Plan’s or a Participant’s account whole, if such costs or expenses are a result of the Fund’s failure to provide timely or correct net asset values, dividend and capital gains or financial information.If a mistake is caused in supplying such information or confirmations, which results in a reconciliation with incorrect information, the amount required to make a contract owner’s or a Plan’s or a Participant’s account whole shall be borne by the Party providing the incorrect information, regardless of when the error is corrected.

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     (j) Each Party shall notify the other of any errors or omissions in any information, including a net asset value and distribution information set forth above, and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible. All Parties agree to maintain reasonable errors and omissions insurance coverage commensurate with each Party’s respective responsibilities under this Agreement.

5.	Servicing Fees.

     The provision of shareholder and administrative services to contract owners or to the Plans shall be the responsibility of ING Financial, ING Life, ING Institutional or the Nominee and shall not be the responsibility of Distributor or Aston. The Nominee, or ING Life on behalf of its Separate Accounts, will be recognized as the sole shareholder of Fund shares purchased under this Agreement. It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, Advisor agrees to pay to ING Life or ING Institutional, as appropriate, a servicing fee (“Servicing Fee”), as specified in Schedule A (attached), based on the average net assets invested in the Funds through the Contracts or through ING Life’s or ING Institutional’s arrangements with Plans in each calendar quarter. Advisor will make such payments to ING Life or ING Institutional within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Life or ING Institutional for the quarter and such other supporting data as may be reasonably requested by ING Life or ING Institutional. If required by a Plan or by applicable law, ING Life or ING Institutional shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such Servicing Fees, or to use Servicing Fees it collects from Advisor to offset other fees payable by the Plan to ING Life or ING Institutional.

6. 12b-1 Fees.

     To compensate ING Financial for its distribution of Fund Shares or administrative services related to Fund Shares, Distributor shall make quarterly payments to ING Financial, as specified in Schedule A (attached) (“12b-1 Fees”), based on the average net assets invested in the Funds through the Contracts or through ING Life’s or ING Institutional’s arrangements with Plans in each calendar quarter. Distributor will make such payments to ING Financial within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Financial for the quarter and such other supporting data as may be reasonably requested by ING Financial. If required by a Plan or by applicable law, ING Financial shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such 12b-1 Fees, or to use 12b-1 Fees it collects from Distributor to offset other fees payable by the Plan to ING Financial.

     ING Financial acknowledges that any compensation paid to it by Distributor is subject to all rules and regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and that compensation paid to it by the Distributor is subject to the terms of any 12b-1 Plan adopted by the Fund. ING Financial further acknowledges that any compensation paid to it by Distributor will only derive from amounts paid to Distributor from the Trust and that the Distributor shall not be responsible for the payment of any such 12b-1 Fees unless and until Distributor has received such 12b-1 Fees from the

Trust. ING Financial agrees to waive payment of such 12b-1 Fees unless and until Distributor has received payment from the Trust.

7. Expenses.

Trust shall make available for reimbursement all reasonable costs agreed to by the Trust and ING incurred by ING Life or ING Institutional associated with proxies for the Fund, including proxy preparation, group authorization letters, programming for tabulation and necessary materials (including postage). Except as otherwise agreed in writing, ING shall bear all other expenses incidental to the performance of the services described herein. Distributor shall, however, provide ING, or at ING’s request, the Plan, with sufficient copies of relevant prospectuses for all Participants making an initial Fund purchase as well as relevant prospectuses, prospectus supplements and periodic reports to shareholders, and other material as shall be reasonably requested by ING to disseminate to Plan participants who purchase shares of the Funds.

8. Termination.

This Agreement shall terminate as to the maintenance of the Account:

(a)	At the option of any Party upon six (6) months advance written notice to the other Parties;
(b)	At the option of ING Life, ING Institutional or ING Financial, if shares of the Funds are not available for any reason to meet the investment requirements of the Contracts or the Plans; provided, however, that prompt advance notice of election to terminate shall be furnished by the terminating entity;

     (c) At the option of either ING Financial or Distributor, upon institution of formal disciplinary or investigative proceedings against ING Financial, Distributor or the Funds by the FINRA, the Securities and Exchange Commission (“SEC”), or any other regulatory body;

     (d) At the option of Aston, if Aston shall reasonably determine in good faith that shares of the Funds are not being offered in conformity with the terms of this Agreement;

     (e) At the option of ING, upon termination of the management agreement between the Trust and Advisor; written notice of such termination shall be promptly furnished to ING;

     (f) Upon the determination of ING Life to substitute for the Fund’s shares the shares of another investment company in accordance with the terms of the applicable Contracts. ING Life will give 60 days’ written notice to the Fund, the Advisor, and the Distributor of any decision to replace the Fund’s shares;

     (g) Upon assignment of this Agreement by any Party, unless made with the written consent of all other Parties hereto; provided, however, any Party may assign, without consent of the other Parties, its respective rights, duties and responsibilities under this Agreement to any of its affiliates, and provided, further, that ING Financial may enter into subcontracts withother dealers for the solicitation of sales of shares of the Funds without the consent of Distributor or theTrust provided that such other dealers are bound to terms substantially similar to those in this Agreement, where applicable, and that ING Financial shall be responsible and liable for the performace of such other dealers;

     (h) If the Fund’s shares are not registered, issued or sold in conformance with federal law or such law precludes the use of Fund shares as an investment vehicle for the Contracts or the Plans; provided, however, that prompt notice shall be given by any Party should such situation occur.

     (i) Upon notice by any Party (i) without cause upon written notice to all Parties or (ii) in the event of a material breach of this Agreement by the other Party(ies), immediately giving written notice, if , after having give written notice of the material breach to the other Party(ies), which notice sets forth in reasonable detail the nature of the breach, the notified Party(ies) fails to correct the material breach or otherwise come into full compliance with the terms of this Agreement within thirty (30) business days of notice of the material breach. Notwithstanding the foregoing, the sections in this Agreement that provide for their survival of the Agreement will survive it s termination.

9	Continuation of Agreement.

     Termination as the result of any cause listed in Section 8 hereof shall not affect the Funds’ respective obligations to continue to maintain the Account as an investment option for Contracts then in force for which its shares serve or may serve as the underlying medium, or for Plans electing to invest in the Funds prior to the termination of this Agreement. For avoidance of doubt, the Servicing and 12b-1 Fees will continue to be paid under the terms in Sections 5 and 6 up to and including the termination date of this Agreement. Sections 5 and 6 shall survive termination date ; provided, however, the Parties agree that upon termination, each will negotiate in good faith the terms of a replacement agreement with regards to the Servicing and 12b-1 Fees to be provided relating to pre-termination date shares.

10. Advertising and Related Materials.

(a) Advertising and literature with respect to the Funds prepared by ING Financial or the
Nominee or its agents for use in marketing shares of the Funds to contract owners or Plans (except any material that simply lists the Funds’ names) shall be submitted to Aston for review and approval before such material is used with the general public or any contract owner, Plan, Plan Representative, or
Participant. Aston shall advise the submitting Party in writing within five (5) Business Days of receipt of such materials of its approval or disapproval of such materials.

(b) Aston will provide to ING at least one complete copy of all prospectuses, statements of additional information, annual and semiannual reports and proxy statements, other related documents, and all amendments or supplements to any of the above documents that relate to the Funds promptly or as reasonably practicable after the filing of such document with the SEC or other regulatory authorities.
Aston will also provide to ING an electronic copy of all prospectuses, statements of additional information, annual and semiannual reports, and all amendments or supplements suitable for posting on
ING’s websites at our discretion. Aston will provide notice to ING regarding the availability of Funds, including the addition of new Funds, the deletion of inactive or terminated Fund, or to reflect the name change of a Fund. Upon the establishment by ING of an account in any new Fund, the Parties agree to be bound by the provisions of this Agreement.

(c) Aston will provide via Excel spreadsheet diskette format or in electronic transmission to ING at least quarterly portfolio information necessary to update Fund profiles within seven business days following the end of each quarter.

11.. Proxy Voting.

ING or the Nominee will distribute to contract owners, Plan Representatives or Participants all proxy materials furnished by Trust. ING and the Nominee shall not oppose or interfere with the solicitation of proxies for Fund shares held for such beneficial owners.

12. Indemnification.

(a) ING agrees to indemnify and hold harmless the Funds, Advisor, Distributor and each of their directors, officers, employees, agents and each person, if any, who controls the Funds against any losses, claims, damages or liabilities to which the Funds, Advisor, Distributor or any such director, officer, employee, agent, or controlling person may become subject, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) (i) arise out of, or are based upon, the provision of administrative services by ING Life or ING Institutional under this Agreement, or (ii) result from a breach of a material provision of this Agreement. ING will reimburse any legal or other expenses reasonably incurred by Aston, Distributor or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action;
provided, however, that ING will not be liable for indemnification hereunder to the extent that any such loss, claim, damage, liability or action arises out of or is based upon the gross negligence or willful misconduct of Aston, Distributor or any such director, officer, employee, agent or any controlling person herein defined in performing their obligations under this Agreement.

(b) Aston agrees to indemnify and hold harmless each of ING Financial, ING Life and ING
Institutional, the Nominee and each of their directors, officers, employees, agents and each person, if any, who controls ING Financial, ING Life, ING Institutional and the Nominee within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which ING Financial, ING Life, ING
Institutional, the Nominee, or any such director, officer, employee, agent or controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i)
arise out of or are based upon any untrue statement of any material fact contained in the registration statement, prospectus or sales literature of the Funds or arise out of, or are based upon, the omission or the alleged omission to state a material fact that is necessary to make the statements therein not misleading or (ii) result from a breach of a material provision of this Agreement. Aston will reimburse any legal or other expenses reasonably incurred by ING Financial, ING Life, ING Institutional, the
Nominee, or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that
Aston will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of, or is based upon, the gross negligence or willful misconduct of ING Financial,
ING Life, ING Institutional, the Nominee or their respective directors, officers, employees, agents, or any controlling person herein defined in the performance of their obligations under this Agreement.

(c) Distributor agrees to indemnify and hold harmless each of ING Financial, ING Life and
ING Institutional, the Nominee and each of their directors, officers, employees, agents and each person,

if any, who controls ING Financial, ING Life, ING Institutional and the Nominee within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which ING Financial, ING Life, ING Institutional, the Nominee, or any such director, officer, employee, agent or controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) result from a breach by Distributor of a material provision of this Agreement. Distributor will reimburse any legal or other expenses reasonably incurred by ING Financial, ING Life, ING Institutional, the Nominee, or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Distributor will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of, or is based upon, the gross negligence or willful misconduct of ING Financial, ING Life, ING Institutional, the Nominee or their respective directors, officers, employees, agents, or any controlling person herein defined in the performance of their obligations under this Agreement.

     (d) Promptly after receipt by an indemnified Party hereunder of notice of the commencement of action, such indemnified Party will, if a claim in respect thereof is to be made against the indemnifying Party hereunder, notify the indemnifying Party of the commencement thereof, but the omission so to notify the indemnifying Party will not relieve it from any liability that it may have to any indemnified Party otherwise than under this Section 12. In case any such action is brought against any indemnified Party, and it notifies the indemnifying Party of the commencement thereof, the indemnifying Party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified Party, and after notice from the indemnifying Party to such indemnified Party of its election to assume the defense thereof, the indemnifying Party will not be liable to such indemnified Party under this Section 12 for any legal or other expenses subsequently incurred by such indemnified Party in connection with the defense thereof other than reasonable costs of investigation.

This section shall survive after termination of this agreement.

13. Representations and Warranties.

(a) Representations of ING Life. ING Life represents and warrants:

(i) that it (1) is a life insurance company organized under the laws of the State of
Connecticut, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state insurance laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

(ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.

(b) Representations of ING Institutional. ING Institutional represents and warrants:

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(i) that it (1) is a limited liability company organized under the laws of the State of
Delaware, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

(ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.

(c) Representations of ING Financial. ING Financial represents and warrants:

(i) that it (1) is a member in good standing of the FINRA, (2) is registered as a broker-
dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement;

(ii) that it (1) is a limited liability company duly organized under the laws of the State of
Delaware , (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state and securities laws, (4) is duly registered and authorized to conduct business in every jurisdiction where such registration or authorization is required, and will maintain such registration or authorization in effect at all times during the term of this
Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement;

(iii) that it is authorized under the Plans to make available investments of Plan assets in the name of the Nominee of each Plan or in the name of ING Life in shares of investment companies or other investment vehicles specified by Plan Representatives or Participants; and

(iv) that it will not, without the written consent of Aston, make representations concerning shares of the Funds except those contained in the then-current prospectus and in the current printed sales literature approved by Aston.

(d) Representations of Distributor. Distributor represents and warrants:

(i) that Distributor (1) is a member in good standing of the FINRA, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement; and

(ii) that Distributor (1) is a corporation duly organized under the laws of the
Commonwealth of Massachusetts (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state, and securities laws, (4) is duly registered and authorized in every jurisdiction where such license or registration is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5)
has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement.

(d) Representations of Aston. Aston represents and warrants:

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     (i) that the Funds (1) are duly organized under the laws of the various states, (2) are in good standing in such jurisdictions. (3) are in material compliance with all applicable federal, state and securities laws, and (4) are duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required;

     (ii) that the shares of the Funds are registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the States and all applicable federal, state, and securities laws; that the Funds amend their registration statements under the 1933 Act and the 1940 Act from time to time as required or in order to effect the continuous offering of its shares; and that the Funds have registered and qualified its shares for sale in accordance with the laws of each jurisdiction where it is required to do so;

     (iii) that the Funds are currently qualified as regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended, and will make every effort to maintain such qualification, and that Aston will notify ING Financial, ING Life and ING Institutional immediately upon having a reasonable basis for believing that any of the Funds have ceased to so qualify or that any might not qualify in the future; and

     (iv) that Aston (1) is a no-load open-end management investment company registered in the State of Delware as a Delaware LLC (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state, and securities laws, (4) is duly registered and authorized in every jurisdiction where such license or registration is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement.

14.	Governing Law.

This Agreement and all the rights and obligations of the Parties shall be governed by and construed under the laws of the State of Connecticut to the extent such law is not superseded by federal law without giving effect to the principles of conflicts of laws and the provisions shall be continuous.

15.	Miscellaneous.

(a) Amendment and Waiver. Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all Parties hereto.

(b) Anti-Money Laundering. Each of the Parties to this Agreement will establish and maintain programs, policies and procedures as required by federal, state or local law to detect and prevent money laundering. Each Party shall cooperate with the others to the extent required by law to facilitate implementation of each other’s anti-money laundering (AML) program, which may include annual
AML compliance certifications, periodic AML due diligence reviews and/or other requests deemed necessary to ensure compliance with the AML regulations.

     (c) Restrictions on “Excessive Trading.” The Funds have adopted policies designed to prevent frequent purchases and redemptions of any Fund shares in quantities great enough to disrupt orderly management of the corresponding Fund’s investment portfolio. ING Life and ING Institutional have adopted their own excessive trading policy, which is attached as Exhibit II (the “Policy”). The Company does not monitor trading in fund shares on behalf of, or in accordance with disclosed policies of, any fund groups; however, ING Life and ING Institutional monitor individual Participant and Contract owner trading in accordance with its Policy. ING Life and ING Institutional will use their best efforts, and shall reasonably cooperate with the Funds, and will execute any instructions from the Funds to restrict or prohibit further purchases or exchanges of Fund shares by an individual Participant or Contract owner who has been identified by the Funds as having engaged in transactions in Fund shares that violate market timing policies established by the Funds. The Parties shall use their best efforts, and shall reasonably cooperate with each other to prevent future market timing and frequent trading. Additionally, the Parties entered into, or will enter into, a separate shareholder information agreement, incorporating the terms of the Policy. ING Life and ING Institutional agree to provide to the Funds certain shareholder identity and transaction information upon the Fund’s request as provided by the shareholder information agreement executed by both Parties.

     (d) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the Party or Parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such Party to all other Parties.

To ING:
ING
One Orange Way, C1S
Windsor, CT 06095-4774
Attention: Michael Pignatella, Counsel

To Distributor:
PFPC Distributors, Inc.
760 Moore Road
King of Prussia PA 19406
Attention: Bruno Di Stefano, Vice President

To Advisor or Trust: Aston Asset Mangement 120 N LaSalle Street

25th Floor Chicago IL 60602 Attention: President

Any notice, demand or other communication given in a manner prescribed in this Subsection (d) shall be deemed to have been delivered on receipt.

     (e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

     (f) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any Party hereto may execute this Agreement by signing any such counterpart.

     (g) Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     (h) Entire Agreement. This Agreement including any Exhibits attached hereto and apart hereof, constitutes the entire agreement and understanding between the Parties hereto relating to the subject matter hereof, and supersedes all prior agreement and understandings relating to such subject matter.

     (i) Redemption Fees. The Parties agree that transactions in the Funds by Plans or Plan Participants pursuant to the terms of this Agreement are not subject to any redemption fees that may otherwise be required by the Funds; provided however that upon Trust’s written request, ING Life and ING Institutional will implement such redemptions fees in a time frame and manner mutually acceptable to all Parties.

Remainder of page intentionally left blank

     IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.

ING LIFE INSURANCE AND ANNUITY COMPANY By_____________________________ Name___________________________ Title____________________________

ING INSTITUTIONAL PLAN SERVICES, LLP By_____________________________ Name___________________________ Title____________________________

ING FINANCIAL ADVISERS, LLC By_____________________________ Name___________________________ Title____________________________

PFPC DISTRIBUTORS, INC By_____________________________ Name___________________________ Title____________________________

ASTON ASSET MANAGEMENT, LLC By_____________________________ Name Kenneth Anderson Title President

ASTON FUNDS By_____________________________ Name Gerald Dillenburg Title Senior Vice President, Aston Funds

Schedule A

Servicing Fees and 12b-1 Fees

For services rendered by ING under the Agreement with respect to Plan assets invested in the following Funds, Distributor and/or the Advisor, as identified below, shall pay the following fees to ING

	Share	Service Fee		12b-1 Fee
Fund		(Payable by		(Payable by		Total Fee
	Class	Advisor)		Distributor)

All Funds	N	0.__%	(__	0.__%		0.__%
		bps)		(__ bps)		(__ bps)

All Funds	I	0.__%	(__	No 12b-1		0.__%
		bps)		Fees (__ bps)		(__ bps)

All Funds	R	0.__%	(__	0.__%	(__	0.__%
		bps)		bps)		(__ bps)

Except the below Funds Shall Receive the following Fees:

Aston/TCH Fixed Income Fund	N	0__%		0.__%		0__%	(__
		(__ bps)		(__ bps)		bps)

Aston/TCH Fixed Income Fund	I	0__%		0__%	(__	0__%	(__
		(__ bps)		bps)		bps)

Aston/River Road Small Cap Value Fund	N	No Fees		0__%	(__	0__%	(__
		(0 bps)		bps)		bps)

Aston/River Road Small Cap Value Fund	I	No Fees		No 12b-1 Fees		No Fees
		(0 bps)		(0 bps)		(0 bps)

Aston/TAMRO Small Value Fund	N	No Fees		0__%	(__	0__%	(__
		(0 bps)		bps)		bps)

Aston/TAMRO Small Value Fund	I	No Fees		No 12b-1 Fees		No Fees
		(0 bps)		(0 bps)		(0 bps)

EXHIBIT I
To
SELLING AND SERVICES AGREEMENT and FUND PARTICIPATION AGREEMENT

Procedures for Pricing and Order/Settlement Through National Securities Clearing Corporation’s Mutual
Fund Profile System and Mutual Fund Settlement, Entry and Registration Verification System

1. As provided in Section 4 of the Selling and Services Agreement and Fund Participation Agreement,
the Parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through National Securities Clearing Corporation (“NSCC”) and its
subsidiary systems as follows:

(a) the Funds will furnish to ING Financial or its affiliate through NSCC’s Mutual Fund Profile System
(“MFPS”) as well as via fax directly to ING at 860-580-0413 (1) the most current net asset value information for each Fund and (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund’s ex-date. All such information shall be furnished to ING Financial or its affiliate by 6:30 p.m. Eastern Time on each business day that the Fund is open for business (each a
“Business Day”). Changes in pricing information will be communicated to both NSCC and ING
Financial or its affiliate.

(b) Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund’s net asset value is calculated as specified in such Fund’s prospectus (“Close of
Trading”) on each Business Day (“Instructions”), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, ING Financial or its affiliate will calculate the net purchase or redemption order for each Fund. Orders for net purchases or net redemptions derived from Instructions received by ING Financial or its affiliate prior to the Close of
Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC’s
Mutual Fund Settlement, Entry and Registration Verification System (“Fund/SERV”) by 5:00 a.m.
Eastern Time on the next Business Day. Subject to ING Financial’s or its affiliate’s compliance with the foregoing, ING Financial or its affiliate will be considered the agent of the Funds, and the
Business Day on which Instructions are received by ING Financial or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions. Instructions received in proper form by ING
Financial or its affiliate after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund’s then current prospectuses.

(c) ING Financial or its affiliate will wire payment for net purchase orders by the Fund’s NSCC Firm
Number, in immediately available funds, to an NSCC settling bank account designated by ING
Financial or its affiliate no later than 5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC. For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

(d) NSCC will wire payment for net redemption orders by Fund, in immediately available funds, to an
NSCC settling bank account designated by ING Financial or its affiliate, by 5:00 p.m. Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in a Fund’s prospectus and statement of additional information.
(e)

With respect to (c) or (d) above, if the Trust’s Transfer Agent does not send a confirmation of ING Financial’s or its affiliate’s purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day’s payment cycle, payment for such purchases or redemptions will be made the following Business Day.

(f)

If on any day ING Financial or its affiliate or Trust’s Transfer Agent is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Trust’s Transfer Agent or to ING Financial or its affiliate, as applicable, as is otherwise provided in Section 4 of the Agreement.

(g)

These procedures are subject to any additional terms in each Fund’s prospectus and the requirements of applicable law. The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

2.	ING Financial or its affiliate, Distributor on behalf of the Funds and clearing agents (if applicable)

are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized. Each Party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and Fund/SERV system and the Networking Matrix Level utilized.

3. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Exhibit.

EXHIBIT II

ING Excessive Trading Policy (the “Policy”) as of October 16, 2007

The ING family of companies (“ING”), as providers of multi-fund variable insurance and retirement products, has adopted this Excessive Trading Policy to respond to the demands of the various fund families which make their funds available through our variable insurance and retirement products to restrict excessive fund trading activity and to ensure compliance with Section 22c-2 of the Investment Company Act of 1940, as amended. ING’s current definition of Excessive Trading and our policy with respect to such trading activity is outlined below.

1.	ING actively monitors fund transfer and reallocation activity within its variable insurance and retirement products to identify Excessive Trading.
ING currently defines Excessive Trading as:
a.

More than one purchase and sale of the same fund (including money market funds) within a 60 calendar day period (hereinafter, a purchase and sale of the same fund is referred to as a “round-trip”). This means two or more round-trips involving the same fund within a 60 calendar day period would meet ING’s definition of Excessive Trading; or

	b.	Six round-trips within a twelve month period.
The following transactions are excluded when determining whether trading activity is excessive:
	a.	Purchases or sales of shares related to non-fund transfers (for example, new purchase payments, withdrawals and loans);
	b.	Transfers associated with scheduled dollar cost averaging, scheduled rebalancing or scheduled asset allocation programs;
	c.	Purchases and sales of fund shares in the amount of $5,000 or less;
	d.	Purchases and sales of funds that affirmatively permit short-term trading in their fund shares, and movement between such funds and a money market fund; and
	e.	Transactions initiated by a member of the ING family of insurance companies.
2.

If ING determines that an individual has made a purchase of a fund within 60 days of a prior round- trip involving the same fund, ING will send them a letter warning that another sale of that same fund within 60 days of the beginning of the prior round-trip will be deemed to be Excessive Trading and

	result	in a six month suspension of their ability to initiate fund transfers or reallocations through the

Internet, facsimile, Voice Response Unit (VRU), telephone calls to the ING Customer Service Center, or other electronic trading medium that ING may make available from time to time (“Electronic Trading Privileges”). Likewise, if ING determines that an individual has made five round-trips within a twelve month period, ING will send them a letter warning that another purchase and sale of that same fund within twelve months of the initial purchase in the first round-trip in the

	prior	twelve month period will be deemed to be Excessive Trading and result in a six month suspension of their Electronic Trading Privileges. According to the needs of the various business
	units,	a copy of the warning letters may also be sent, as applicable, to the person(s) or entity authorized to initiate fund transfers or reallocations, the agent/registered representative or investment adviser for that individual. A copy of the warning letters and details of the individual’s trading activity may also be sent to the fund whose shares were involved in the trading activity.

3.

If ING determines that an individual has used one or more of its products to engage in Excessive Trading, ING will send a second letter to the individual. This letter will state that the individual’s Electronic Trading Privileges have been suspended for a period of six months. Consequently, all fund transfers or reallocations, not just those which involve the fund whose shares were involved in the Excessive Trading activity, will then have to be initiated by providing written instructions to ING via regular U.S. mail. During the six month suspension period, electronic “inquiry only” privileges will be permitted where and when possible. A copy of the letter restricting future transfer and reallocation activity to regular U.S. mail and details of the individual’s trading activity may also be sent to the fund whose shares were involved in the Excessive Trading activity.

4.

Following the six month suspension period during which no additional Excessive Trading is identified, Electronic Trading Privileges may again be restored. ING will continue to monitor the fund transfer and reallocation activity, and any future Excessive Trading will result in an indefinite suspension of the Electronic Trading Privileges. Excessive Trading activity during the six month suspension period will also result in an indefinite suspension of the Electronic Trading Privileges.

5.

ING reserves the right to limit fund trading or reallocation privileges with respect to any individual, with or without prior notice, if ING determines that the individual’s trading activity is disruptive, regardless of whether the individual’s trading activity falls within the definition of Excessive Trading set forth above. Also, ING’s failure to send or an individual’s failure to receive any warning letter or other notice contemplated under this Policy will not prevent ING from suspending that individual’s Electronic Trading Privileges or taking any other action provided for in

this	Policy.
6.	Each fund available through ING’s variable insurance and retirement products, either
by	prospectus or stated policy, has adopted or may adopt its own excessive/frequent
trading	policy. ING reserves the right, without prior notice, to implement restrictions
and/or	block future purchases of a fund by an individual who the fund has identified
as	violating its excessive/frequent trading policy. All such restrictions and/or
blocking	of future fund purchases will be done in accordance with the directions ING
receives	from the fund.